Exhibit 99.1

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Announces Fourth Quarter and Full Year 2005 Results

Quarterly Net Sales Growth of 6.2% and Annual Net Sales Growth of 14.7% Over the Prior Year

East Hartford, Conn. – May 24, 2005—Cellu Tissue Holdings, Inc., an established leader in the manufacturing of high-quality business-to-business and consumer tissue grades used in health care and consumer products worldwide, today announced financial results for the fourth quarter and full year ended February 28, 2005.

Fourth Quarter 2005 Operating Results

Net sales totaled $82.1 million for the fourth quarter ended February 28, 2005, compared to $77.4 million in the fourth quarter of the prior fiscal year, an increase of $4.7 million, or 6.2%.  For the quarter ended February 28, 2005, the Company reported gross profit of $9.5 million or 11.5% of net sales, compared to $9.0 million or 11.6% for the comparable period in the prior year.  Income from operations for the fourth quarter ended February 28, 2005 was $5.7 million compared to $4.9 million for the comparable period in the prior year.

For the quarter ended February 28, 2005, the Company reported pretax income of $2.0 million, compared to pretax income of $3.2 million for the comparable period in the prior year.  Included in the fourth quarter 2005 pretax income is $4.0 million of interest expense compared to $1.8 million of interest expense in the comparable period in the prior year.  For the quarter ended February 28, 2005, the Company experienced net income of $1.0 million, compared to net income of $1.2 million for the comparable period in the prior year.   Included in the fourth quarter 2005 net income is $1.0 of income tax expense compared to $2.0 million in the comparable period in the prior year.   The fourth quarter 2005 income tax expense was offset by a benefit of $1.0 million related to the reversal of a valuation allowance against foreign deferred taxes resulting from net operating loss carryforwards.  As our foreign operations were profitable in fiscal year 2005, we utilized foreign net operating losses and, accordingly, the valuation allowance was no longer necessary.

Net sales within the Tissue Segment for the quarter ended February 28, 2005 totaled $58.2 million, an increase of 12.7% from $51.7 million for the comparable period in the prior year.  The increase for the Tissue Segment is attributable to improved product mix, higher selling prices, and an increase in volume sold over the comparable period in the prior year.  Net sales within the Machine-Glazed Paper Segment for the quarter ended February 28, 2005 totaled $23.9 million, a decrease of 6.9% from $25.7 million for the

comparable period in the prior year.   The decrease for the Machine-Glazed Paper Segment is attributable to a decrease in volume sold from the comparable period in the prior year.  For the quarter ended February 28, 2005, the Company sold an aggregate of 66,612 tons of tissue hard rolls, machine-glazed paper hard rolls and converted paper products.  This is a slight decrease of 307 tons or .5% from the comparable period in the prior year.  Income from operations in the Tissue Segment for the quarter ended February 28, 2005 was $4.3 million, consistent with the fourth quarter in the prior year.  Income from operations in the Machine-Glazed Paper Segment was $1.8 million compared to $1.0 million for the fourth quarter in the prior year.  The increase in income from operations over the prior year is attributable to improved gross profit partially offset by increases in selling, general and administrative expenses due to additional staffing requirements and professional fees to achieve and maintain compliance with rules and regulations of the Securities and Exchange Commission.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the quarter ended February 28, 2005 totaled $10.1 million, compared to $7.9 million for the comparable period in the prior year.

Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue, commented:

"During the fourth quarter we had strong tissue converting volumes which contributed to our quarter on quarter EBITDA growth. We are pleased with our EBITDA growth, which was achieved despite escalating pulp costs and record high energy prices."

Full Year 2005 Operating Results

Net sales totaled $332.9 million for the fiscal year ended February 28, 2005, compared to $290.3 million in the prior fiscal year, an increase of $42.6 million, or 14.7%.  For the year ended February 28, 2005, Cellu Tissue reported gross profit of $40.4 million or 12.2% of net sales, compared to $33.0 million or 11.4% in the prior year.  Income from operations for the year ended February 28, 2005 was $20.5 million compared to $19.0 in the prior year.  The increase in income from operations from the prior year is attributable to an increase in gross profit in fiscal year 2005 partially offset by increases in selling, general and administrative expenses due to additional staffing requirements and an increase in costs associated with being a public reporting company.

For the fiscal year ended February 28, 2005, the Company reported net income of $3.1 million compared to net income of $7.1 million in the prior year.  Included in fiscal year 2005 net income is $16.0 million of interest expense compared to $6.1 million in the prior year.  The fiscal year 2005 net income also includes $3.3 million related to the write-off of debt issuance costs and prepayment penalties related to the Company’s refinancing activities that occurred in the first quarter of fiscal year 2005.  Offsetting these costs is a $2.4 million gain experienced on the sale of a previously idled paper machine that was sold in the second quarter of fiscal year 2005.

EBITDA for the year ended February 28, 2005 totaled $35.4 million, compared to $33.3 million in the prior year.

Notice Relating to the Use of Non-GAAP Measures

Attached to this press release are tables setting forth our fourth quarter and annual consolidated statements of operations, financial position and selected consolidated financial data, including information concerning our cash flow position, selected consolidated segment data, and a reconciliation of consolidated net income to EBITDA.   EBITDA represents earnings before interest expense, income taxes and depreciation and amortization.  EBITDA does not represent and should not be considered as an alternative to net income or cash flows from operations, as determined by generally accepted accounting principles, or GAAP, and our calculation thereof may not be comparable to that reported by other companies.  We present EBITDA because we believe it is widely accepted that EBITDA provides useful information regarding a company’s ability to service and/or incur indebtedness.  EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.

Cellu Tissue’s management invites you to listen to our conference call on May 25, 2005 at 10:00 a.m. ET regarding fourth quarter and full year fiscal 2005 financial results.  The dial-in number is (800) 230-1951 or International (612) 332-0630; participant code 782757.

Cellu Tissue Holdings, Inc. is a manufacturer of a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps.  In addition, the Company produces a variety of converted tissue products.  For more information, contact Cellu Tissue Holdings, Inc. at www. cellutissue.com.

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars, in thousands)

	Three Months Ended		Year Ended
	February 28 2005	February 29 2004	February 28 2005	February 29 2004
	(Unaudited)	(Unaudited)
Net sales	$82,144	$77,358	$332,893	$290,263
Cost of goods sold	72,692	68,368	292,445	257,215
Gross profit	9,452	8,990	40,448	33,048

Selling, general and administrative expenses	3,383	3,691	14,545	13,100
Accelerated vesting of stock options-noncash	—	—	534	—
Compensation from redemption of stock options	—	—	3,414	—
Amortization of intangibles	367	416	1,406	976
Income from operations	5,702	4,883	20,549	18,972

Write-off of debt issuance costs and prepayment penalties	—	—	3,318	—
Interest expense, net	3,991	1,835	16,022	6,103
Foreign currency (gain) loss	(222)	(17)	633	674
Other income	(89)	(136)	(2,446)	(103)
Income before income tax expense (benefit)	2,022	3,201	3,022	12,298

Income tax expense (benefit)	972	2,025	(74)	5,151
Net income	$1,050	$1,176	$3,096	$7,147

CELLU TISSUE HOLDINGS, INC,

CONSOLIDATED BALANCE SHEETS

(Dollars, in thousands)

	February 28 2005	February 29 2004

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,959	$—
Receivables, net	35,787	37,169
Inventories	24,601	24,803
Prepaid expenses and other current assets	3,499	2,451
Income tax receivable	—	380
Deferred income taxes	1,295	1,134
Assets held for sale	—	2,270
TOTAL CURRENT ASSETS	92,141	68,207
PROPERTY, PLANT AND EQUIPMENT, NET	97,314	100,122
DEBT ISSUANCE COSTS	7,168	4,712
GOODWILL	13,724	13,724
OTHER ASSETS	190	178
TOTAL ASSETS	$210,537	$186,943

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Revolving lines of credit	$—	$11,353
Cash overdraft	—	4,760
Accounts payable	18,974	16,858
Accrued expenses	15,156	10,958
Accrued interest	7,416	292
Current portion of long-term debt	270	7,470
TOTAL CURRENT LIABILITIES	41,816	51,691
LONG-TERM DEBT, LESS CURRENT PORTION	160,790	36,964
DEFERRED INCOME TAXES	15,281	13,688
OTHER LIABILITIES	236	118
STOCKHOLDERS’ EQUITY(DEFICIENCY)	(7,586)	84,482
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY(DEFICIENCY)	$210,537	$186,943

CELLU TISSUE HOLDINGS, INC.

SUMMARY OF CONSOLIDATED CASH FLOW ACTIVITY

(Dollars, in thousands)

	Three Months Ended		Year Ended
	February 28 2005	February 29 2004	February 28 2005	February 29 2004
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$1,050	$1,176	$3,096	$7,147
Write-off of debt issuance costs-noncash	—	—	2,895	—
Accelerated vesting of stock options-noncash	—	—	534	—
Deferred income taxes	(762)	2,821	1,431	2,821
Accretion of debt discount	68	—	290	—
Depreciation and amortization	4,085	2,865	16,264	14,935
(Gain) loss on sale of property, plant & equipment	9	(36)	(2,365)	—
Unearned compensation	—	167	389	667
Changes in working capital	5,769	150	9,701	(5,311)
Net cash provided by operating activities	10,219	7,143	32,235	20,259

INVESTING ACTIVITIES
Proceeds for sale of property, plant and equipment, net	—	—	4,004	—
Capital expenditures	(3,743)	(2,227)	(11,419)	(10,547)
Net cash used in investing activities	(3,743)	(2,227)	(7,415)	(10,547)

FINANCING ACTIVITIES
(Payments) borrowings of debt, net	—	(1,800)	116,337	(9,256)
Borrowings (payments) on revolving line of credit, net	—	(4,587)	(10,954)	(2,532)
Cash dividends	—	—	(96,789)	—
Prepayment penalties	—	—	(424)	—
Debt issuance costs	(74)	1,547	(6,733)	1,547
Net cash (used in) provided by financing activities	(74)	(4,840)	1,437	(10,241)

Effect of foreign currency	26	(76)	702	529

Net increase in cash and cash equivalents	6,428	0	26,959	0
Cash and cash equivalents at beginning of period	20,531	0	0	0
Cash and cash equivalents at end of period	$26,959	$0	$26,959	$0

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION (Unaudited)

(Dollars, in thousands)

BUSINESS SEGMENTS

	Three Months Ended		Year Ended
	February 28 2005	February 29 2004	February 28 2005	February 29 2004
NET SALES:
Tissue	$58,250	$51,688	$230,370	$189,744
Machine-Glazed Paper	23,894	25,670	102,523	100,519
Consolidated	$82,144	$77,358	$332,893	$290,263

INCOME FROM OPERATIONS:
Tissue	$4,249	$4,326	$14,657	$13,316
Machine-Glazed Paper	1,820	973	7,298	6,632
Corporate amortization of intangibles	(367)	(416)	(1,406)	(976)
	$5,702	$4,883	$20,549	$18,972

CELLU TISSUE HOLDINGS, INC.

RECONCILIATION OF CONSOLIDATED NET INCOME TO EBITDA

(Unaudited) (Dollars, in thousands)

	Three Months Ended		Year Ended
	February 28 2005	February 29 2004	February 28 2005	February 29 2004
NET INCOME	$1,050	$1,176	$3,096	$7,147
Add back:
Depreciation and amortization	4,085	2,865	16,264	14,935
Interest expense	4,037	1,836	16,101	6,108
Income tax(benefit) expense	972	2,025	(74)	5,151
EBITDA	$10,144	$7,902	$35,387	$33,341